Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts

Nuveen Massachusetts Premium Income Municipal Fund
811-07486


We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement a form of which was filed as Appendix G and Appendix H, respectively, under
Conformed Submission Type DEF 14A, accession number 0001193125-14-266372, on July 11, 2014.